As filed with the Securities and Exchange Commission on October 1, 2007
Registration No. 333-144110

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Renegy Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8789239 (I.R.S. Employer Identification Number)
301 West Warner Road, Suite 132
Tempe, Arizona 85284
(Address, including zip code of Registrant’s principal executive offices)

Renegy Holdings, Inc. 2007 Equity Incentive Plan
Catalytica Energy Systems, Inc. 1995 Stock Plan
(Full title of the plan)

Richard M. Weinroth, Esq.
Secretary
Renegy Holdings, Inc.
301 West Warner Road, Suite 132
Tempe, AZ 85284
(480) 556-5555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donna M. Petkanics, Esq. Bradley L. Finkelstein, Esq. Daniel J. Rodriguez, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Robert M. Worsley Chief Executive Officer Renegy Holdings, Inc. 301 West Warner Road, Suite 132 Tempe, AZ 85284 (480) 556-5555	Christopher D. Johnson, Esq. Christopher A. Van Tuyl, Esq. Squire, Sanders & Dempsey L.L.P. 40 N. Central Avenue, Suite 2700 Phoenix, AZ 85004 (602) 528-4000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered(1)	Per Share (2)	Price (2)	Fee (2)
Common Stock of the Registrant, $0.001 par value per share, to be issued upon the exercise of equity awards granted under the Renegy Holdings, Inc. 2007 Equity Incentive Plan	1,000,000	$5.11	$5,110,000.00	$156.88
Common Stock of the Registrant, $0.001 par value per share, to be issued upon the exercise of equity awards granted under the Catalytica Energy Systems, Inc. 1995 Stock Plan	316,696	$19.18	$6,074,229.28	$186.48
Total	1,316,696	—	$11,184,229.28	$343.36

(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for shares of Renegy Holdings, Inc. Common Stock issuable pursuant to the Renegy Holdings, Inc. 2007 Equity Incentive Plan are based on the book value of such securities computed as of the latest practicable date prior to the date of filing of this registration statement. The price per share and aggregate offering price for shares of Renegy Holdings, Inc. Common Stock issuable pursuant to the Catalytica Energy Systems, Inc. 1995 Stock Plan are based on the weighted average exercise price for outstanding options granted pursuant to such plan.

PART I
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:
     (a) The Registrant’s prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), filed on September 7, 2007;
     (b) The Registrant’s Current Reports on Form 8-K filed on September 17, 2007, September 21, 2007 and September 26, 2007; and
     (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated September 28, 2007, and any further amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.
     For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that a director will not be liable for monetary damages for breach of fiduciary duty to the fullest extent provided by DGCL as the same exists or as may hereafter be amended.
     Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.
     Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
     The bylaws of Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the DGCL. In addition, the directors and officers of the Registrant will be insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant intends to enter into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Renegy Holdings, Inc. 2007 Equity Incentive Plan.

99.2	Catalytica Energy Systems, Inc. 1995 Stock Plan.
Item 9. Undertakings.
     (a) The small business issuer will:
          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) Include any additional or changed material information on the plan of distribution.
          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
          (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
               (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona on October 1, 2007.

RENEGY HOLDINGS, INC.
By:	/s/ Robert W. Zack
Robert W. Zack
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert M. Worsley and Robert W. Zack, and each of them, his or her attorneys-in fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective statements), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Robert M. Worsley Robert M. Worsley	Chief Executive Officer (Principal Executive Officer and Director)	October 1, 2007

/s/ Robert W. Zack Robert W. Zack	Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2007

/s/ Richard A. Abdoo Richard A. Abdoo	Director	October 1, 2007

/s/ William B. Ellis William B. Ellis	Director	October 1, 2007

/s/ Ricardo B. Levy Ricardo B. Levy	Director	October 1, 2007

/s/ Susan F. Tierney Susan F. Tierney	Director	October 1, 2007

EXHIBIT INDEX

Exhibit
Number	Document Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

99.1	Renegy Holdings, Inc. 2007 Equity Incentive Plan.

99.2	Catalytica Energy Systems, Inc. 1995 Stock Plan.